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                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                                STAFFMARK, INC.


                        THE ESTATE OF RUSSELL H. STANLEY
                               AND ALLAN J. LEBOW


                          * * * * * * * * * * * * * *



                                OCTOBER 28, 1997



                           * * * * * * * * * * * * *


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
                               TABLE OF CONTENTS


                                                                                                                     PAGE
                                                                                                                     ----
INDEX TO EXHIBITS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . v

INDEX TO SCHEDULES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . v

RECITALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

ARTICLE I.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     SECTION 1.1.      Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

ARTICLE II.  PURCHASE AND SALE OF STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     SECTION 2.1.      Sale of the Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     SECTION 2.2.      Consideration for the Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     SECTION 2.3.      The Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
     SECTION 2.4.      Actions at the Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF EACH
                   STOCKHOLDER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
     SECTION 3.1.      Ownership of the Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
     SECTION 3.2.      Authority Relative to this Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
     SECTION 3.3.      Securities Exemptions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF THE
                   STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     SECTION 4.1.      Organization and Qualification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     SECTION 4.2.      Corporate Power  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     SECTION 4.3.      Capitalization of the Corporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     SECTION 4.4.      No Violation; Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     SECTION 4.5.      Subsidiaries and Investments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     SECTION 4.6.      Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     SECTION 4.7.      Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     SECTION 4.8.      Absence of Undisclosed Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     SECTION 4.9.      Labor and Employee Relations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     SECTION 4.10.     Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
     SECTION 4.11.     Powers of Attorney; Absence of Limitations on Competition;
                            Guarantees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
     SECTION 4.12.     Significant Customers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     SECTION 4.13.     Governmental Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10





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
     SECTION 4.14.     Absence of Certain Changes; Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . .  10
     SECTION 4.15.     Certain Practices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     SECTION 4.16.     Compliance with Law; Licenses and Permits  . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     SECTION 4.17.     Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     SECTION 4.18.     Fixed Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     SECTION 4.19.     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     SECTION 4.20.     Outstanding Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     SECTION 4.21.     Outstanding Leases   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     SECTION 4.22.     Intellectual Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     SECTION 4.23.     Proprietary Information of Third Parties   . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     SECTION 4.24.     Transactions with Affiliates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     SECTION 4.25.     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     SECTION 4.26.     Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     SECTION 4.27.     Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     SECTION 4.28.     Broker's or Finder's Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     SECTION 4.29.     Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     SECTION 4.30.     Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF THE BUYER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     SECTION 5.1.      Organization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     SECTION 5.2.      Corporate Power and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     SECTION 5.3.      Validity, Etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     SECTION 5.4.      The StaffMark Shares.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     SECTION 5.5.      Events Subsequent to August 21, 1997   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

ARTICLE VI.  PRE-CLOSING COVENANTS AND AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     SECTION 6.1.      Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     SECTION 6.2.      Best Efforts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     SECTION 6.3.      Investigations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     SECTION 6.4.      Distributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     SECTION 6.5.      Corporate Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     SECTION 6.6.      Notice of Developments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     SECTION 6.7.      Exclusivity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE VII.  POST-CLOSING COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     SECTION 7.1.      Post-Closing Covenants of the Stockholders   . . . . . . . . . . . . . . . . . . . . . . . . .  20
         (a)       General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         (b)       Transition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         (c)       Tax Returns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         (d)       Nondisclosure of Confidential Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         (e)       Payment of the Difference if the Actual Tax Amount Exceeds the
                   Estimated Tax Amount . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     SECTION 7.2   Post-Closing Covenants of the Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         (a)       General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21





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
         (b)       Employee Stock Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         (c)       Payment of the Insurance Amount  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         (d)       Withholding, Investing and Paying the Insurance Tax Amount . . . . . . . . . . . . . . . . . . . .  22
         (e)       Refund of Insurance Premiums . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         (f)       Payment of the Difference if the Actual Tax Amount is Less than the Estimated Tax Amount . . . . .  22

ARTICLE VIII.  CONDITIONS TO THE BUYER'S OBLIGATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     SECTION 8.1.      Representations and Warranties True; Satisfaction of Covenants   . . . . . . . . . . . . . . .  22
     SECTION 8.2.      Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     SECTION 8.3.      No Obstructive Proceeding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     SECTION 8.4.      Opinion of Counsel to the Corporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     SECTION 8.5.      Closing Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     SECTION 8.6.      Due Diligence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     SECTION 8.7.      No Material Adverse Change   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     SECTION 8.8.      The Indemnification Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     SECTION 8.9.      The Escrow Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     SECTION 8.10.     The Employment Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     SECTION 8.11.     The Noncompetition Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     SECTION 8.12.     The Purchase Price Certificate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE IX.  CONDITIONS TO THE STOCKHOLDERS' OBLIGATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     SECTION 9.1.      Representations and Warranties True; Satisfaction of Covenants   . . . . . . . . . . . . . . .  24
     SECTION 9.2.      Closing Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     SECTION 9.3.      No Obstructive Proceeding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     SECTION 9.4.      The Earnout Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     SECTION 9.5.      The Employment Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     SECTION 9.6.      Opinion of Counsel to the Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE X.  SURVIVAL OF REPRESENTATIONS, WARRANTIES
AND COVENANTS; REMEDIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     SECTION 10.1.     Survival of Representations, Warranties and Covenants  . . . . . . . . . . . . . . . . . . . .  25
     SECTION 10.2.     Remedies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE XI. TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     SECTION 11.1.     Termination of Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     SECTION 11.2.     Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     SECTION 11.3.     Other Termination Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE XII.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     SECTION 12.1.     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     SECTION 12.2.     Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     SECTION 12.3.     Modifications and Amendments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     SECTION 12.4.     Assignment/Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
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
     SECTION 12.5.     Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     SECTION 12.6.     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     SECTION 12.7.     Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     SECTION 12.8.     Interpretation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     SECTION 12.9.     Headings and Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     SECTION 12.10.    Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     SECTION 12.11.    Gender   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     SECTION 12.12.    Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     SECTION 12.13.    Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     SECTION 12.14.    Exhibits and Schedules   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     SECTION 12.15.    Telecopy Execution and Delivery  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30





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
                                                    INDEX TO EXHIBITS
                                                    -----------------


EXHIBIT A              --      Form of the Earnout Agreement
EXHIBIT B              --      Form of the Restrictive Legend
EXHIBIT C              --      Form of the Opinion of Counsel to the Stockholders
EXHIBIT D              --      Form of the Indemnification Agreement
EXHIBIT E              --      Form of the Escrow Agreement
EXHIBIT F              --      Form of the Noncompetition Agreement
EXHIBIT G              --      Form of the Opinion of Counsel to the Buyer



                                                    INDEX TO SCHEDULES
                                                    ------------------

Schedule 3.1           --      List of the Stockholders and their Ownership of the Shares
Schedule 4.1           --      Organization and Qualification
Schedule 4.3           --      Capitalization of the Corporation
Schedule 4.4           --      No Violation; Consents
Schedule 4.7           --      Financial Statements
Schedule 4.8           --      Absence of Undisclosed Liabilities
Schedule 4.9           --      Labor and Employee Relations
Schedule 4.11          --      Powers of Attorney; Absence of Limitations on Competition;
                               Guarantees
Schedule 4.12          --      Significant Customers
Schedule 4.14          --      Absence of Certain Changes; Conduct of Business
Schedule 4.16          --      Compliance with Law
Schedule 4.17          --      Employee Benefits
Schedule 4.18          --      Claims on Fixed Assets
Schedule 4.19          --      Insurance
Schedule 4.20          --      Outstanding Contracts
Schedule 4.20.1        --      Notice of Contract Defaults
Schedule 4.20.2        --      Termination of Contracts
Schedule 4.20.3        --      Limitations on Contracts
Schedule 4.20.4        --      Contracts Requiring Consent of Other Party
Schedule 4.21          --      Leases
Schedule 4.22          --      Intellectual Properties
Schedule 4.23          --      Proprietary Information of Third Parties
Schedule 4.24          --      Transactions with Affiliates
Schedule 4.26          --      Litigation
Schedule 4.27          --      Environmental Matters
Schedule 4.28          --      Brokers





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
                            STOCK PURCHASE AGREEMENT


        THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into October 28, 1997, by and among STAFFMARK, INC., a Delaware corporation (the "Buyer"), The Estate of Russell H. Stanley, and Allan J. Lebow (each such persons are sometimes individually referred to as a "Stockholder" and sometimes are collectively referred to as the "Stockholders"). The Stockholders in the aggregate own all of the outstanding capital stock of RHS Associates, Inc. an Alabama corporation (the "Corporation"). StaffMark and the Stockholders are sometimes collectively referred to as the "Parties" and are sometimes referred to herein separately as a "Party."

                                    RECITALS

        WHEREAS, the Corporation is engaged in the business of providing personnel recruitment and placement and information technology consulting services (the "Business");

        WHEREAS, the Stockholders desire to sell or otherwise transfer all the issued and outstanding capital stock of the Corporation to the Buyer; and

        WHEREAS, StaffMark desires to purchase all of the Shares (as hereinafter defined) from the Stockholders.

                                   AGREEMENT

        NOW, THEREFORE, in consideration of the preliminary statements and the mutual covenants, representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:


                            ARTICLE I.  DEFINITIONS

        SECTION 1.1.   Definitions.

               (a)     The following terms have the meanings set forth below:

        "Actual Tax Amount" means the dollar amount equal to the federal, state and local income Taxes of the Corporation for the seven (7) month period ended September 30, 1997.

        "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, special notices, records of decision(s), orders, decrees, rulings, damages, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

        "Average Closing Price" means the average of the price per share closing sales prices of the StaffMark Common Stock for the ten (10) day trading period ending on the last business day prior to the Closing Date.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Estimated Tax Amount" means $239,281.

        "Governmental Authority" means any government, governmental entity, department, commission, board, agency, political subdivision or instrumentality and any court, tribunal, judicial or arbitral body, whether federal, state, local or foreign.

        "Insurance Amount" means the dollar amount equal to the difference of:
        (x) the gross cash amount of the life insurance proceeds received by the Corporation in good funds pursuant to and in accordance with that certain Life Insurance Policy by and between First Colony Life Insurance Company and the Corporation dated June 14, 1996 and issued August 16, 1996 less (y) the amount of federal, state and local income Taxes applicable to the proceeds received by the Corporation, if any.

        "Insurance Tax Amount" means the dollar amount equal to the federal, state and local Taxes applicable to the gross cash amount of the life insurance proceeds received by the Corporation pursuant to and in accordance with that certain Life Insurance Policy by and between First Colony Life Insurance Company and the Corporation dated June 14, 1996 and issued August 16, 1996; provided, however, that any such Tax amount will not exceed twenty percent (20%) of such gross proceeds amount.

        "Liability" means any liability (whether known or unknown, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

        "Ordinary Course of Business" means the ordinary course of business of the Corporation consistent with past custom and practice (including with respect to quantity and frequency).

        "Person" means an individual, a general partnership, a limited partnership, a corporation, a limited liability company, a limited liability partnership, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

        "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, restriction, restraint or alienation or other security interest, other than: (a) liens for Taxes not yet due and payable; and
        (b) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

        "Shares" means any share of the common stock, no par value per share, of the Corporation.

        "Subsidiary" means any corporation, limited partnership, limited liability partnership, or joint venture with respect to which a specified Person (or a subsidiary thereof) owns a majority of the common stock or ownership interests, as applicable, or has the power to vote or direct the voting of sufficient securities or ownership interests, as applicable to elect a majority of the directors, committee members or general partner, as applicable.

               (b) The following terms have the meanings defined for such terms in the Sections set forth below:

                       Term                                          Section
                       ----                                          -------
               Accounts Receivable                                   4.29
               Agreement                                             Preamble
               Balance Sheet                                         4.7
               Balance Sheet Date                                    4.7
               Breaching Party                                       10.2
               Business                                              Recitals
               Buyer                                                 Preamble
               Closing                                               2.3
               Closing Date                                          2.3
               Contracts                                             4.20
               Corporation                                           Preamble
               Corporation Transaction Costs                         12.10
               Documents                                             4.4
               Escrow Agreement                                      8.9
               Employee Plan                                         4.17
               Employment Agreements                                 8.10
               ERISA                                                 4.17
               Financial Statements                                  4.7
               GAAP                                                  4.7
               Indemnification Agreement                             8.8
               Intellectual Property                                 4.22
               Leased Parcels                                        4.21
               Leases                                                4.21
               Most Recent Fiscal Year End                           4.7
               Noncompetition Agreements                             8.11
               Parties                                               Preamble
               Party                                                 Preamble
               Purchase Price                                        2.4
               Purchase Price Certificate                            2.2(a)

               Related Person                                        4.23
               Securities Act                                        3.3
               StaffMark                                             Preamble
               StaffMark Common Stock                                2.2(a)
               StaffMark Shares                                      2.2(a)
               Stockholder's Percentage                              7.2(c)
               Substance or Substances                               4.27
               Tax or Taxes                                          4.25
               WARN                                                  4.9(e)


                    ARTICLE II.  PURCHASE AND SALE OF STOCK

        SECTION 2.1. Sale of the Shares. Subject to the terms and conditions of this Agreement, at the Closing, the Stockholders shall sell and transfer the Shares to the Buyer, and the Buyer shall purchase the Shares from the Stockholders.

        SECTION 2.2. Consideration for the Shares. In consideration for the transfer of the Shares, upon the terms and subject to the conditions set forth in this Agreement, the Buyer shall pay to the Stockholders an aggregate purchase price (the "Purchase Price"), among other things, as follows:

               (a) at the Closing, the Buyer shall deliver to the Stockholders the up-front portion of the Purchase Price consisting of:
        (i) the shares of StaffMark common stock, $.01 par value (the "StaffMark Common Stock") set forth in the certificate delivered by the Stockholders and agreed upon by the Buyer (the "Purchase Price Certificate"), based on the Average Closing Price (the "StaffMark Shares"); and (ii) the amount of cash set forth in the Purchase Price Certificate, said cash to be payable in immediately available funds by certified check or wire transfer. The up-front portion of the Purchase Price shall be allocated among the Stockholders in proportion to their respective holdings of the Shares as set forth on Schedule 3.1 attached hereto;

               (b) at the Closing, the Buyer shall deposit into escrow with Mercantile Bank National Association, St. Louis, Missouri, ten percent (10%) of the up-front portion of the Purchase Price in the StaffMark Stock, as further set forth in the Purchase Price Certificate, based upon the Average Closing Price; and

               (c) subsequent to the Closing, the Buyer shall pay the earnout amount, if certain earnings targets of the Corporation are satisfied for a particular period of time pursuant to and in accordance with the Earnout Agreement by and among StaffMark and the Stockholders, the form of which is attached hereto as Exhibit "A" (the "Earnout Agreement").

        SECTION 2.3. The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Vincent, Hasty, Sullivan, Elliott & Tidmore, P.C., 2090 Columbiana Road, Suite 4400, Birmingham, AL 35216; Phone (205) 979-4490; Facsimile (205) 979-1151, commencing at 9:00 a.m. local time no later than the second business day following the satisfaction or waiver of all conditions of the Parties to consummate the transactions contemplated hereby or such other date as the Parties may mutually determine (the "Closing Date"). The Closing Date will be effective as of October 1, 1997 for accounting and tax purposes.

        SECTION 2.4. Actions at the Closing. At the Closing: (i) the Stockholders will deliver or, as applicable, will cause the Corporation to deliver to StaffMark the various certificates, instruments and documents referred to in Article VIII and any other certificates and documents reasonably requested by StaffMark; (ii) the Stockholders will deliver all of the original certificates representing all of the Shares endorsed in blank or accompanied by duly executed assignment documents; (iii) StaffMark will deliver the various certificates, instruments and documents referred to in Article IX; and (iv) StaffMark will deliver the Purchase Price to the Stockholders as contemplated by Section 2.2.


       ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

        SECTION 3.1. Ownership of the Shares. Each Stockholder represents and warrants that he, she or it, as applicable, owns the number of Shares reflected on Schedule 3.1 and that there are no other Shares issued and outstanding. Each Stockholder represents and warrants that he owns the Shares free and clear of all pledges, security, interests, liens, charges, encumbrances, equities, claims, options or limitations of every kind and has the full power to sell and transfer the Shares to the Buyer without obtaining the consent or approval of any other Person or Governmental Authority.

        SECTION 3.2. Authority Relative to this Agreement. Each Stockholder represents and warrants: (a) that such Stockholder has full legal power, capacity and authority to execute and deliver this Agreement, the Exhibits and Schedules hereto, and the other documents executed in connection herewith and to consummate the transactions contemplated hereby; and (b) that this Agreement and the Documents have been duly and validly executed and delivered by such Stockholder and constitute a valid and binding obligation of Stockholder, enforceable against such Stockholder in accordance with their terms.

        SECTION 3.3. Securities Exemptions. The StaffMark Shares are being acquired by each Stockholder for his, her or its own account, as applicable, for investment purposes only and with no present intention of distributing, selling or otherwise disposing of such Shares in connection with a distribution within the meaning of the Securities Act of 1933, as amended, (the "Securities Act") and the rules and regulations thereunder. Each of the Stockholders acknowledge that the StaffMark Shares have not been registered under the Securities Act or any state securities laws. Each Stockholder has been afforded full and complete access to all relevant financial and other information regarding StaffMark. Each Stockholder is an "accredited investor," as such term is defined in rule 501(a) of the Securities Act. Each Stockholder will not offer, sell, assign, pledge, hypothecate, transfer or otherwise dispose of the Shares except after full compliance with all of the applicable provisions of the Securities Act and the rules and regulations of the Securities and Exchange Commission, applicable state securities laws and regulations. Certificates representing the StaffMark Shares will contain a restrictive legend in the form attached hereto as Exhibit "B." Each Stockholder is familiar with the provisions of Rule 144 of the Act, and realizes that sales of the Shares may be required to be made pursuant to the terms of that rule.


       ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

        As an inducement to the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Stockholders jointly and severally represent and warrant to the Buyer as follows:

        SECTION 4.1. Organization and Qualification. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama. The Corporation is duly qualified or otherwise authorized to transact business and is in good standing as a foreign corporation in the states set forth on Schedule 4.1 attached hereto, which are all states in which either the ownership or use of its properties, or the nature of the activities conducted by it, requires such qualification. The Stockholders have delivered to the Buyer complete and correct copies of the Corporation's Articles of Incorporation and By-laws as currently in effect.

        SECTION 4.2. Corporate Power. The Corporation has the corporate power and authority to own and hold its properties and to carry on its business as now conducted, including the right to use the name "RHS Associates, Inc.," and any fictitious names currently being used in the geographic area presently served by it.

        SECTION 4.3. Capitalization of the Corporation. The Corporation has authorized capitalization consisting of 10,000 Shares of which 3,000 of the Shares are issued and outstanding and none of the Shares are held as treasury stock. All Shares have been duly authorized and validly issued and are fully paid and nonassessable, and such Shares have been so issued in full compliance with all federal and state securities laws. None of the Shares have been issued in violation of any preemptive right. The Corporation has no other equity securities or other evidence of ownership of any equity securities. Except as set forth in this Agreement or on Schedule 4.3, there are no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance, transfer or sale of any of the equity securities of the Corporation or other evidence of ownership in the Corporation. Except as set forth on Schedule 4.3, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Corporation.

There are no voting trusts, proxies or other agreements or understandings with respect to the voting capital stock of the Corporation.

        SECTION 4.4. No Violation; Consents. Except as set forth on Schedule 4.4, neither the execution and delivery of this Agreement or the Exhibits and the Schedules hereto and the other documents and instruments contemplated hereby (the "Documents"), the consummation of the transactions contemplated hereby, nor the performance of this Agreement or the other Documents and such other agreements in compliance with the terms and conditions hereof and thereof by the Corporation will: (i) violate, conflict with or result in any breach of the Articles of Incorporation or By-laws of the Corporation or any trust agreement, judgment, decree, injunction, order, writ, statute, rule or regulation applicable to the Corporation; (ii) violate, conflict with or result in a breach, default or termination (or give rise to any right of termination, cancellation or acceleration) of the maturity of any payment date of any of the obligations of the Corporation under any law, statute, rule, regulation or any judgment, decree, order, governmental permit, license or order applicable to the Corporation or any of the terms, conditions or provisions of any mortgage, indenture, note, license, Contract or other instrument or obligation related to the Corporation or to the Corporation's ability to consummate the transactions contemplated hereby or thereby, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained in writing and provided to the Buyer; (iii) require the consent, waiver, authorization or approval of any Governmental Authority or of any other Person. The Corporation will give any required notices to third parties, and the Corporation will obtain any third party consents required to be obtained due to the consummation of the transactions contemplated hereby.

        SECTION 4.5. Subsidiaries and Investments. The Corporation has no Subsidiaries and does not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any other Person.

        SECTION 4.6. Books and Records. The minute books of the Corporation, which have been and will be made available by the Stockholders to the Buyer and its representatives, contain accurate records of all meetings of and actions or written consents by the officers, directors and the Stockholders of the Corporation set forth in such minute books and are correct and complete. The Corporation does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including electronic, mechanical or photographic process whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Corporation.

        SECTION 4.7.   Financial Statements.  Attached hereto collectively as
Schedule 4.7 are the following financial statements (the "Financial Statements"): (i) the compiled balance sheet of the Corporation as of February 28, 1997 (the "Most Recent Fiscal Year End"), the statement of income and expenses for the fiscal year ended on the Most Recent Fiscal Year End; (ii) the compiled balance sheet of the Corporation (the "Balance Sheet") as of September 30, 1997 (the "Balance Sheet

Date") and the statement of income and the expenses for the seven (7) months ended on September 30, 1997. The Financial Statements have been prepared in accordance with the modified accrual basis method of accounting on a consistent basis and were prepared from the books and records of the Corporation. Such books and records are complete and correct in all material respects, accurately reflect all transactions of the Corporation, and have been made available to the Buyer for examination. The Financial Statements fairly present the financial position of the Corporation as of the dates thereof and the results of its operations for the periods ended on the dates thereof. Except as reflected on Schedule 4.7, since the Balance Sheet Date: (i) there has been no change in the assets, Liabilities or financial condition of the Corporation from that reflected in its Balance Sheet outside the Ordinary Course of Business; and (ii) none of the business, prospects, financial condition, operations, property or affairs of the Corporation has been materially adversely affected by any occurrence or development, individually or in the aggregate, whether or not insured against. The Balance Sheet reflects, as of the Balance Sheet Date, all Liabilities, debts, and obligations of any nature of the Corporation related to the Corporation, whether accrued, absolute, contingent, or otherwise, and whether due, or to become due, including, but not limited to, Liabilities, debts, or obligations on account of taxes or other governmental charges or penalties, interest or fines thereon or in respect thereof, to the extent such items are required to be reflected on such Balance Sheet under the modified accrual basis method of accounting. The Corporation has disclosed to the Buyer all material facts relating to the preparation of the Financial Statements.

        SECTION 4.8.   Absence of Undisclosed Liabilities.

               (a) Except as and to the extent of the amounts specifically reflected or reserved against in its Balance Sheet or except as set forth on Schedule 4.8, the Corporation has no Liabilities or obligations of any nature whatsoever due or to become due, accrued, absolute, contingent or otherwise, except for Liabilities and obligations incurred since the Balance Sheet Date in the Ordinary Course of Business.

               (b) The Corporation maintains an adequate worker's compensation coverage under a full-premium policy and represents and warrants there is no unrecorded Liability for which the Buyer will be liable. All referral fees and commissions due to employees for all periods ending prior to the Closing Date have been properly paid or accrued on the Balance Sheet or if such amount or amounts have not been paid or accrued because they relate to a period subsequent to the Balance Sheet Date, such referral fees and commissions due to employees for the subsequent period are representative of such amounts in the Ordinary Course of Business.

               (c) The Corporation is not bound by any agreement, or subject to any charter or other corporate restriction or any legal requirement, which has, or in the future can reasonably be expected to have, a material adverse effect on the Corporation.

        SECTION 4.9.   Labor and Employee Relations.

               (a) Schedule 4.9 sets forth a list of each employment or collective bargaining agreement to which the Corporation is a party and any other employment or collective bargaining agreement which pertains to employees of the Corporation.

               (b) No labor organization or group of employees of the Corporation has made a pending demand for recognition or certification, and there are no representation proceedings presently pending or threatened (in writing to the Corporation) with the National Labor Relations Board or any Governmental Authority involving employees of the Corporation. There are no other organizing activities involving the Corporation presently being conducted or threatened (in writing to the Corporation) by any labor organization or group of employees of the Corporation.

               (c) There are no strikes, work stoppages, slowdowns, lockouts, labor disputes or material grievances pending or threatened (in writing to the Corporation) against the Corporation, and there have been no actual or threatened (in writing to the Corporation) material labor disputes or work stoppages within the last three (3) years.
        There are no unfair labor practice charges or complaints pending or threatened (in writing to the Corporation) by or on behalf of any employee or group of employees of the Corporation.

               (d) Except as reflected on Schedule 4.9, there are no complaints, charges or claims pending or, threatened (in writing to the Corporation) against the Corporation by any Governmental Authority based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by the Corporation of any individual.

               (e) The Corporation has been and is in substantial compliance with all laws, regulations and orders relating to the employment of the employees, including but not limited to all such laws, regulations and orders relating to wages, hours, the Workers Adjustment and Retraining Notification Act, 29 U.S.C. Section 151 et seq. ("WARN"), the National Labor Relations Act, as amended, 29 U.S.C.
        Section 151 et. seq., the Federal Personal Responsibility and Work Opportunity Act of 1996 and any comparable state or local laws or regulations, equal employment opportunity discrimination laws or regulations, civil rights laws or regulations, safety and health laws or regulations, workers' compensation laws or regulations and the collection and payment of withholding and/or social security taxes.

        SECTION 4.10.  Real Property.  The Corporation owns no real property.

        SECTION 4.11. Powers of Attorney; Absence of Limitations on Competition; Guarantees. Except as set forth in Schedule 4.11: (i) no power of attorney or similar authorization given by the Corporation presently is in effect or outstanding; (ii) no contract or agreement to which the Corporation is a party or is bound or to which the Corporation's properties or assets are subject limits the freedom of the Corporation to compete in any line of business or with any Person; and (iii) the Corporation is not a party to or bound by any guarantee of any debt or obligation of any other Person.

        SECTION 4.12. Significant Customers. Set forth on Schedule 4.12 is a true and correct list of the Corporation's ten largest customers for the fiscal year ended on February 28, 1997 and the most recent seven (7) month period ending September 30, 1997, together with the amount of services attributable to such customers expressed in dollars and as a percentage of total sales and services. Except as referenced on Schedule 4.12, none of the customers identified on Schedule 4.12 has terminated, reduced, or threatened to terminate or reduce, its request for services of the Corporation during the period covered by such schedule or prior to the Closing Date.

        SECTION 4.13. Governmental Approvals. No registration or filing with, or consent or approval of or other action by any Governmental Authority is or will be necessary with respect to this Agreement and the transactions contemplated hereby.

        SECTION 4.14. Absence of Certain Changes; Conduct of Business. Except as set forth on Schedule 4.14, during the period from the Most Recent Fiscal Year End to and including the date of this Agreement:

               (a) the Corporation has not canceled any indebtedness owing to it or any claims that it might have possessed, waived any material rights of substantial value or sold, leased, encumbered, transferred, or otherwise disposed of, or agreed to sell, lease, encumber, or otherwise dispose of its assets or permitted any of its assets to be subjected to any Security Interest;

               (b) the Corporation has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, of the Corporation except in the Ordinary Course of Business;

               (c) the Corporation has not made any changes in the types, nature, composition or quality of the services of its business and there has not been any adverse change in the sales, revenue or net income of its business;

               (d) the Corporation has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases and licenses) involving more than $15,000 or outside the Ordinary Course of Business;

               (e) no party (including the Corporation) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which the Corporation is a party or by which it is bound involving more than $15,000 or outside the Ordinary Course of Business;

               (f) the Corporation has not allowed any Security Interest to be imposed upon any of its assets, tangible or intangible outside the Ordinary Course of Business;

               (g) the Corporation has not made any capital expenditure (or series of related capital expenditures) either involving more than $15,000 or outside the Ordinary Course of Business;

               (h) the Corporation has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person;

               (i) the Corporation has not issued, or agreed to issue, any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 or outside the Ordinary Course of Business;

               (j) the Corporation has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business;

               (k) the Corporation has not granted any license or sublicense of any rights under or with respect to any patents, trademarks or copyrights;

               (l) the Corporation has not accelerated collection of accounts receivables through special inducements or outside the Ordinary Course of Business;

               (m) the Corporation has not issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

               (n) the Corporation has not declared, set aside, or paid any dividend or made any distribution with respect to the Stockholders (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

               (o) the Corporation has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

               (p) the Corporation has not made any loan to, or entered into any other transaction with, any of the Stockholders, directors, officers, or employees outside the Ordinary Course of Business;

               (q) the Corporation has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement, except as disclosed on Schedule 4.9;

               (r) the Corporation has not granted any increase in the base compensation of any of its directors, officers, or employees other than increases in compensation in the Ordinary Course of Business;

               (s) the Corporation has not adopted, amended, modified or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other Employee Plan);

               (t) the Corporation has not made any other change in employment terms for any of its directors, officers, or employees, except for salary increases to employees of the Corporation in the Ordinary Course of Business; or

               (u) the Corporation has not agreed, whether or not in writing, to do any of the foregoing.

        SECTION 4.15. Certain Practices. Neither the Corporation, nor any of its officers, directors, stockholders, or employees have, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entry on the books or records of the Corporation or any subsidiary; made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

        SECTION 4.16. Compliance with Law; Licenses and Permits. Except as set forth on Schedule 4.16, the Corporation has substantially complied with all laws, ordinances, legal requirements, rules, regulations and orders applicable to it, its operations, properties, assets, products and services. Except as set forth on Schedule 4.16, there is no existing law, rule, regulation or order, whether federal, state or local, which would prohibit or restrict the Corporation from conducting it's business in the manner heretofore conducted by the Corporation in any jurisdiction in which the Corporation's business is now conducted if the transactions contemplated by this Agreement were not consummated. The Corporation possesses all franchises, permits, licenses, certificates and consents required from any Governmental Authority in order for the Corporation to carry on its business as currently conducted and to own and operate its properties and assets as now owned and operated. All of such licenses and permits are in full force and effect and true and correct copies of all such licenses and permits are included in Schedule 4.16 hereto.

        SECTION 4.17. Employee Benefits. Schedule 4.17 briefly describes all defined benefit plans, defined contribution plans, welfare plans, compensation plans, medical insurance and other employee benefit plans and programs maintained or formerly maintained by the Corporation or any predecessor or former affiliates of such entity for the past three (3) years ("Benefit Plans"). As respects all Benefit Plans: (a) there are no funding deficiencies (determined on a plan termination basis); (b) no Reportable Event, as defined by the Employee Retirement Income Security Act ("ERISA"), has occurred during the last two (2) years; (c) no Benefit Plan is a Multiemployer Plan (as defined in Section 4001 of ERISA); (d) no Benefit Plan provides for medical benefits, life insurance or other similar benefits to retirees or their families; (e) no Benefit Plan is self-funded except to the extent indicated in Schedule 4.17;
(f) the Corporation has not effected a termination or partial termination of any Benefit Plan or participation in any Benefit Plan within the last five (5) years, except for the replacement of health, disability and life carriers; (g) no disabled current or former employee claims or receives or is entitled to receive disability , pension, health, welfare or life insurance benefits from the Corporation; and (h) all Benefit Plans may be terminated or modified by the Corporation in its discretion without penalty or premium, except as required by any of the Benefit Plans.

        SECTION 4.18. Fixed Assets. Except as shown on Schedule 4.18, the Corporation has good and marketable title to all of its assets, free and clear of all Security Interests. All of the Corporation's assets, whether owned or leased, are adequate and usable for the purposes for which they are currently used, are in good operating condition and repair and have been properly maintained, ordinary wear and tear excepted.

        SECTION 4.19. Insurance. Schedule 4.19 lists the insurance coverage carried by the Corporation, which insurance will remain in full force and effect with respect to all events occurring prior to the Closing Date. The Buyer has been provided with an accurate list of all insurance loss runs or worker's compensation claims received for the past three (3) policy years. Except as set forth on Schedule 4.19, the Corporation: (i) has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion; (ii) has not received notice of cancellation or nonrenewal of any such policy or binder; (iii) is not aware of any threatened or proposed cancellation or nonrenewal of any such policy or binder; (iv) has not received notice of any insurance premiums which will be materially increased in the future; and (v) is not aware of any insurance premiums which will be materially increased in the future. There are no outstanding claims under any such policy which have gone unpaid for more than forty-five (45) days, or as to which the insurer has disclaimed liability.

        SECTION 4.20. Outstanding Contracts. Schedule 4.20 sets forth a description of all existing contracts, agreements, personal property, leases, commitments, licenses and franchises, whether written or oral, relating to the Corporation that require either payments to/or receipts of $7,500 in a twelve
(12) month period (collectively the "Contracts"). The Corporation has delivered or made available to the Buyer true, correct and complete copies of all of the Contracts specified on Schedules 4.9 and 4.20 which are in writing, and such schedule sets forth a complete description of all Contracts which are not in writing. Except as set forth on Schedules 4.9 and 4.20, all of the Contracts are in full force and effect and enforceable in accordance with its terms, except to the extent that the enforceability thereof may be subject to or affected by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other laws relating to or affecting the rights of creditors generally. Except as set forth on Schedule 4.20.1, the Corporation and each other party thereto have materially performed all the obligations required to be performed by it, have received no notice of default and are not in default (with due notice of lapse of time or both) under any of the Contracts. The Corporation has no present expectation or intention of not fully performing all its obligations under each of the Contracts, and the Corporation is not aware of any breach or anticipated breach by the other party to any of the Contracts to which the Corporation is a party. Except as set forth on Schedule 4.20.2, none of the Contracts have been terminated; no notice has been given by any party thereto of any alleged default by any party thereunder; and the Corporation is not aware of any intention or right of any party to declare another party to any of the Contracts to be in default.
Except as set forth on Schedule 4.20.3, there exists no actual or, threatened termination, cancellation or limitation of the business relationship of the Corporation by any party to any of the Contracts. Except as set forth on
Schedule 4.20.4, none of the Contracts requires the consent of the other party thereto for the assignment of such Contract to the Buyer and the Buyer shall have all of the rights of the Corporation thereunder.

        SECTION 4.21. Outstanding Leases. Schedule 4.21 sets forth a description of each agreement by which the Corporation leases each parcel of real property (the "Leased Parcels") used in connection with the Corporation's business (collectively, the "Leases"). The Corporation has delivered or made available to the Buyer true, correct and complete copies of all of the Leases specified on Schedule 4.21. All rents due under the Leases have been paid. Each of the Leases is in full force and effect and enforceable in accordance with its terms, except to the extent that the enforceability thereof may be subject to or affected by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other laws relating to or affecting the rights of creditors generally. Except as set forth on Schedule 4.21, the Corporation and each other party to the Leases have performed all the obligations required to be performed by them, have received no notice of default and are not in default (with due notice or lapse of time or both) under any of the Leases. The Corporation has no present expectation or intention of not fully performing all its obligations under each of the Leases, and the Corporation is not aware of any breach or anticipated breach by the other party to any of the Leases. Except as set forth on Schedule 4.21, none of the Leases has been terminated; no notice has been given by any party thereto of any alleged default by any party thereunder; and the Corporation is not aware of any intention or right of any party to declare another party to any of the Leases to be in default. There exists no actual or threatened termination, cancellation, or limitation of the business relationship of the Corporation with any party to any of the Leases.

        SECTION 4.22. Intellectual Properties. Schedule 4.22 contains an accurate and complete list of all domestic and foreign letters, patent, patents, patent applications, patent licenses, software licenses and know-how licenses, trade names, trademarks, copyrights, unpatented inventions, service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications, trade secrets or other confidential proprietary information owned or used by the Corporation in the operation of its business (collectively the "Intellectual Property"). Except as set forth on Schedule 4.22 and except for commercial software licensed for use on personal computers, the Corporation owns the entire right, title and interest in and to the Intellectual Property, trade secrets and technology used in the operation of its business and each item constituting part of the Intellectual Property which is owned by the Corporation has been, to the extent indicated in Schedule 4.22, duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark office or such other Governmental Authorities, domestic or foreign as are indicated in
Schedule 4.22 and such registrations, filings and issuances remain in full force and effect. There are no pending or threatened (in writing to the Corporation) proceedings or litigation or other adverse claims affecting or with respect to the Intellectual Property. There is no reasonable basis upon which a claim may be asserted against the Corporation for infringement of any domestic or foreign letters patent, patents, patent applications, patent licenses and know-how licenses, trade names, trademark registrations and applications, common law trademarks, service marks, service mark registrations or applications copyrights, copyright registrations or applications, trade secrets or other confidential proprietary information. No Person is infringing the Intellectual Property.

        SECTION 4.23. Proprietary Information of Third Parties. Except as disclosed on Schedule 4.23, no third party has claimed (in writing to the Corporation) that any Person employed by or consulting with the Corporation ("Related Person") has: (i) violated any of the terms or conditions of such person's employment, noncompetition or nondisclosure agreement with such third party; (ii) disclosed or utilized any trade secret or proprietary information or documentation of such third party; or (iii) interfered in the employment relationship between such third party and any of its present or former employees. No third party has requested information from the Corporation which suggests that such a claim might be contemplated. Except as disclosed on
Schedule 4.23, no Related Person has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer and no Related Person has violated any confidential relationship which such person may have had with any third party, in connection with the development, or sale of any service of the Corporation, and the Corporation has no reason to believe there will be any such employment or violation.

        SECTION 4.24.  Transactions with Affiliates.  Except as disclosed on
Schedule 4.24, no Stockholder, director, or officer of the Corporation, or member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, has a beneficial interest greater than 5% or is an officer, director, trustee, partner or holder of any equity interest greater than 5%, is a party to any transaction with the Corporation, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from, or otherwise requiring payments or involving other obligations to any such person or firm.

        SECTION 4.25. Taxes. All federal, state, local and foreign Tax returns and Tax reports required to be filed by the Corporation on or before the date hereof have been timely filed with the appropriate Governmental Authorities in all jurisdictions in which such returns and reports are required to be filed and all amounts shown as owing thereon have been paid. All Taxes which have become due or payable or are required to be collected by the Corporation or are otherwise attributable to any periods ending on or before the Closing Date and all interest and penalties thereon, whether disputed or not, have been paid in full or adequately reflected in the Financial Statements. All deposits required by law to be made by the Corporation with respect to employees' withholding taxes have been duly made, and as of the Closing Date all such deposits due will have been made. The Corporation has delivered to the Buyer true and complete copies of all of the Corporation's state and federal income tax returns for the fiscal periods ended February 1997, 1996, 1995 and 1994 and any interim periods subsequent to the Most Recent Fiscal Year End and all reports and results of income tax audits, if any, related thereto. No examination of any tax return of the Corporation is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any such tax return.

        "Tax" or "Taxes" means all taxes, including any interest, penalties or other additions to tax, which the Corporation is required to pay, withhold or collect (including without limitation all income taxes, payroll and employee withholding taxes, occupational taxes (county or city) unemployment insurance, social security taxes, welfare taxes, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, real and personal property taxes, assessments, environmental taxes, transfer taxes, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other similar obligations).

        SECTION 4.26. Litigation. Except as set forth on Schedule 4.26, there is no: (i) action, suit, claim, proceeding or investigation pending or threatened (in writing to the Corporation) against or affecting the Corporation (whether or not the Corporation is a party or prospective party thereto), at law or in equity, or before or by any Governmental Authority; (ii) arbitration proceeding pending relating to the Corporation; or (iii) governmental inquiry pending or threatened against or involving the Corporation, and there is no basis for any of the foregoing. The Corporation has not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any Liability or disadvantage which may be material to the business, prospects, financial condition, operations, property or affairs of the Corporation. There are no outstanding orders, writs, judgments, injunctions or decrees served upon the Corporation by any Governmental Authority or against the Corporation. There are no facts or circumstances which are reasonably anticipated to result in institution of any action, suit, claim or legal administrative or arbitration proceeding or investigation against, involving or affecting the Corporation or the transactions contemplated hereby. The Corporation is not in default with respect to any order, writ, injunction or decree known to or served upon it from any Governmental Authority. Except as disclosed on Schedule 4.26, there is no action or suit by the Corporation pending or threatened against others.

        SECTION 4.27. Environmental Matters. The Corporation and all Leased Parcels are in substantial compliance with all applicable laws, rules, regulations, orders, ordinances, judgments and decrees of all governmental authorities with respect to all environmental statutes, rules and regulations. Except as set forth on Schedule 4.27, there are no past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans of the Corporation or the Corporation's predecessors, either collectively, individually or severally, which may interfere with or prevent continued compliance with, or which may give rise to any common law or legal Liability or otherwise form the basis of any claim, action, suit, proceeding, hearing, or investigation, based on or related to the disposal, storage, handling, manufacture, processing, distribution, use, treatment or transport, or the emission, discharge, release or threatened release into the environment, of any substance. As used in this Section 4.27, the term "Substance" or "Substances" shall mean any pollutant, hazardous substance, hazardous material, hazardous waste or toxic waste, as defined in any presently enacted federal, state or local statute or any regulation that has been promulgated pursuant thereto. No part of any of the Leased Parcels has been listed or proposed for listing on the National Priorities List established by the United States Environmental Protection Agency, or any other such list by any Governmental Authority.

        SECTION 4.28.  Broker's or Finder's Fees.  Except as set forth on
Schedule 4.28, no agent, broker, Person or firm acting on behalf of the Corporation is, or will be, entitled to any commission or broker's or finder's fees from the Corporation or from any person controlling, controlled by or under common control with the Corporation in connection with any of the transactions contemplated herein.

        SECTION 4.29. Accounts Receivable. All accounts receivable of the Corporation that are reflected on the Balance Sheet on the Balance Sheet Date or on the accounting records of the Corporation as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Except as disclosed on Schedule 4.26 and unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or on the accounting records of the Corporation as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging.) Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within one hundred twenty (120) days after the day on which it first becomes due and payable. There is no contest, claim, or right of set- off, other than returns in the Ordinary Course of Business, under any contract with any obligor of any Accounts Receivable relating to the amount or validity of such Accounts Receivable.

        SECTION 4.30. Disclosure. All Documents delivered or to be delivered by the Corporation and all Documents delivered or to be delivered on behalf of the Corporation by its agents, in connection with this Agreement and the transactions contemplated hereby are true, complete and correct in all material respects. Neither this Agreement, nor any of the other Documents contains any untrue statement of a material fact or omits a material fact necessary to make the statements made by the Corporation herein or therein, in light of the circumstances in which made, not misleading. There is no fact which adversely affects the business, prospects or financial condition of the Corporation or its properties or assets, which has not been set forth in the Documents.

            ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF THE BUYER

        As an inducement to each of the Stockholders to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer represents and warrants to each of the Stockholders as follows:

        SECTION 5.1. Organization. StaffMark is duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to transact business as a foreign corporation in each jurisdiction where the conduct of its business requires it to be so qualified.

        SECTION 5.2. Corporate Power and Authority. The Buyer has the corporate power and authority to execute, deliver and perform this Agreement and the other Documents to which it is a party. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action of each of the Buyer. This Agreement constitutes the legal, valid and binding obligation of the Buyer enforceable against it in accordance with its terms and each of the Documents, when executed by the Buyers will constitute a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms.

        SECTION 5.3. Validity, Etc. Neither the execution and delivery by the Buyer of this Agreement and any Documents to which such Buyer is a party, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, nor the performance by the Buyer of this Agreement or the Documents in compliance with the terms and conditions hereof and thereof will: (i) violate, conflict with or result in any breach of the certificate of incorporation or bylaws of the Buyer, or any trust agreement, judgment, decree, injunction, order, writ, statute, rule or regulation applicable to the Buyer; (ii) violate, conflict with or result in a breach, default or termination (or give rise to any right of termination, cancellation or acceleration) of the maturity of any payment date or any of the obligations of the Buyer under any law, statute, rule, regulation or any judgment, decree, order, governmental permit, license or order applicable to the Buyer or any of the terms, conditions or provisions of any Security Interest or other instrument or obligation related to the Buyer or to the Buyer's ability to consummate the transactions contemplated hereby or thereby to which the Buyer is a party, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained in writing and except for any such default that would not result in an adverse effect on its business; or (iii) require the consent, waiver, authorization or approval of any Governmental Authority or of any other Person.

        SECTION 5.4. The StaffMark Shares. The StaffMark Shares when delivered hereunder will be duly authorized, validly issued, and fully paid and nonassessable and will be free and clear of any Security Interests, except for any transfer restrictions imposed by the state and federal securities laws. The StaffMark Shares will be issued pursuant to either Section 3 or Section 4(2) of the Securities Act promulgated thereunder. Certificates representing the Shares issued to the Corporation will contain a restrictive legend in substantially the form of Exhibit "B" attached hereto.

        SECTION 5.5. Events Subsequent to August 21, 1997. Since August 21, 1997, there has not been any material adverse change in the financial condition or the results of operations of the Buyer and its Subsidiaries taken as a whole.


               ARTICLE VI.  PRE-CLOSING COVENANTS AND AGREEMENTS

        The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

        SECTION 6.1. Cooperation. Each of the Parties hereto shall use its best efforts in good faith to perform and fulfill all conditions and obligations to be fulfilled or performed by it hereunder to the end that the transactions contemplated hereby will be fully and timely consummated.

        SECTION 6.2. Best Efforts. The Buyer and the Stockholders shall each use their best efforts to procure upon reasonable terms and conditions all consents and approvals, completion of all filings, all registrations and certificates, and satisfaction of all other requirements prescribed by law which are necessary for the consummation of the transactions contemplated by this Agreement. Prior to the Closing Date, the Stockholders will cause the Corporation to use commercially reasonable efforts to preserve its relationships with its employees, customers, and others having business relationships with the Corporation.

        SECTION 6.3. Investigations. The Stockholders have caused the Corporation to give the Buyer and its employees, accountants, attorneys and other authorized representatives full access during all reasonable times to all the premises, properties, books and records, and furnish the Buyer with such financial and operating data, analyses and other information of any kind respecting the Corporation's business and properties as the Buyer shall from time to time request. Any investigation shall be conducted in a manner which does not unreasonably interfere with business operations of the Corporation.

        SECTION 6.4. Distributions. Prior to the Closing, the Stockholders shall cause the Corporation to not pay any dividends, distributions, consulting fees or management fees to the Stockholders of the Corporation. Prior to the Closing, the Corporation shall not increase management compensation policies or plans, and shall conduct no transactions with, or transfer anything of value, directly or indirectly, to the Stockholders.

        SECTION 6.5. Corporate Matters. During the period from the date of this Agreement to the Closing, the Stockholders will not allow the Corporation:
(i) to amend its articles of incorporation or bylaws; (ii) to issue any shares of its capital stock; (iii) to issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments under which any additional shares of its capital stock of any class might be directly or indirectly authorized, issued or transferred from treasury; (iv) to otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4.14 above; or (v) agree to do any of the acts listed above.

        SECTION 6.6. Notice of Developments. The Stockholders will cause the Corporation to give prompt written notice to the Buyer of any material adverse development causing a breach of any of the representations and warranties in
Article IV above.

        SECTION 6.7. Exclusivity. The Stockholders will not and will not allow the Corporation to: (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Corporation (including any acquisition structured as a merger, consolidation, or share exchange); or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. The Stockholders or the Corporation pursuant to instruction from the Stockholders will notify the Buyer immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.


                      ARTICLE VII.  POST-CLOSING COVENANTS

        The Parties agree as follows with respect to the period following the Closing.

        SECTION 7.1.   Post-Closing Covenants of the Stockholders.

               (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, including but not limited to the Actual Tax Amount, the Stockholders will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor).

               (b) Transition. The Stockholders will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Corporation from maintaining the same business relationships with the Buyer after the Closing as it maintained with the Corporation prior to the Closing.

               (c) Tax Returns. The Stockholders shall cause to be prepared and filed, at their sole expense all of the Corporation's required Tax returns for all Tax periods ending prior to the Closing Date.

               (d) Nondisclosure of Confidential Information. The Stockholders recognize and acknowledge that they have and will have access to certain confidential information of the Buyer (including, but not limited to, list of customers, and costs and financial information) that the Buyer considers to be valuable, special and unique property of the Buyer. Following the Closing, the Stockholders agree that they will not disclose, and that they will use reasonable efforts to prevent disclosure by any other Person of, any such confidential information to any Person, except to authorized representatives of StaffMark. The Stockholders recognize and agree that violation of any of the agreements contained in this Section 7.1(d) will cause irreparable damage or injury to the Buyer, the exact amount of which may be impossible to ascertain, and that, for such reason, among others, the Buyer shall be entitled to seek an injunction, restraining any further violation of such agreements. Such rights to any injunction shall be in addition to, and not in limitation of, any other rights and remedies the Buyer may have against the Stockholders.

               (e) Payment of the Difference if the Actual Tax Amount Exceeds the Estimated Tax Amount. If the Actual Tax Amount exceeds the Estimated Tax Amount, then each of the Stockholders shall promptly deliver via check to the Corporation their proportionate share of such excess amount based on the Stockholder's Percentage.

        SECTION 7.2    Post-Closing Covenants of the Buyer.

               (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, including but not limited to the Actual Tax Amount, the Buyer will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor).

               (b) Employee Stock Options. Within thirty (30) days of the Closing, the Buyer will grant employees of the Corporation, other than the Stockholders, options to purchase an aggregate of 23,000 shares of StaffMark common stock, par value $.01 per share at the closing sales price of the StaffMark Stock on the date of grant. Such options shall be granted pursuant to and subject to the terms of the "StaffMark, Inc. 1996 Stock Option Plan."

               (c)       Payment of the Insurance Amount.  Within seventy-two
        (72) hours of receipt of the Insurance Amount by the Corporation, the Buyer will cause the Corporation to distribute the Insurance Amount, via wire transfer, to each Stockholder in accordance with each such Stockholder's percentage ownership of the Shares immediately prior to the Closing Date (the "Stockholder's Percentage). Notwithstanding this post-closing covenant of the Buyer, neither the Buyer nor the Corporation will have any responsibility or obligation concerning the Insurance Amount, unless and until the Insurance Amount is actually received by the Corporation.

               (d) Withholding, Investing and Paying the Insurance Tax Amount. Upon receipt of the Insurance Amount, the Buyer will cause the Corporation to invest the Insurance Tax Amount in the ARCH Money Market Fund until the Buyer files its consolidated income tax return for the fiscal year ended December 31, 1997 in 1998. If the Buyer owes federal, state or local income Taxes with respect to the Insurance Amount, then the Buyer will use the Insurance Tax Amount for such Taxes and thereafter the Stockholders will not have any obligation to the Buyer or the Corporation for any federal, state or local income taxes relating to the Insurance Amount. If the Buyer or the Corporation does not owe any federal, state or local income Taxes on the Insurance Amount, then the Buyer will promptly distribute to each of the Stockholders the Insurance Tax Amount plus any earnings thereon, in accordance with the Stockholder's Percentage.

               (e) Refund of Insurance Premiums. Upon receipt of premium refunds involving key man life and disability insurance policies relating to Russell H. Stanley and Allan J. Lebow, the Buyer will cause the Corporation to promptly distribute such refund amounts via check to each of the Stockholders in accordance with the Stockholder's Percentage.


               (f) Payment of the Difference if the Actual Tax Amount is Less than the Estimated Tax Amount. If the Actual Tax Amount is less than the Estimated Tax Amount, then the Buyer shall cause the Corporation to promptly deliver via check to the Stockholders the amount equal to such differential amount in accordance with the Stockholder's Percentage.


              ARTICLE VIII.  CONDITIONS TO THE BUYER'S OBLIGATIONS

        The obligation of the Buyer to consummate the transactions contemplated hereby is subject to the satisfaction, on or before the Closing Date, of the following conditions, each of which may be waived (in writing) by the Buyer in its sole discretion:

        SECTION 8.1. Representations and Warranties True; Satisfaction of Covenants. All of the representations and warranties made by each of the Stockholders in Article III and by all of the Stockholders in Article IV of this Agreement shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except to the extent such representations and warranties are expressly made as of an earlier specified date. The Stockholders shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing
Date.   The Stockholders shall cause the President of the Corporation to deliver a certificate to the Buyer to the effect that each of the above conditions are satisfied in all respects.

        SECTION 8.2. Consents. All requisite governmental approvals and consents of third parties required to be received to prevent any license, permit, Contract or agreement of the Corporation from terminating prior to its scheduled termination, as a result of the consummation of the transactions contemplated hereby, shall have been obtained.

        SECTION 8.3. No Obstructive Proceeding. No suit, action or other proceeding shall have been instituted by any Governmental Authority or third party to restrain, enjoin or otherwise prevent or question the legality of the consummation of the transactions contemplated by this Agreement.

        SECTION 8.4. Opinion of Counsel to the Corporation. The Buyer shall have received an opinion from counsel to the Stockholders, dated as of the Closing Date, in form and substance of Exhibit "C" attached hereto reasonably satisfactory to counsel to the Buyer.

        SECTION 8.5. Closing Documents. The Stockholders shall have delivered all of the Exhibits, Schedules, resolutions, certificates, documents and instruments required by this Agreement to be delivered by them and those required by the Corporation.

        SECTION 8.6. Due Diligence. The Buyer shall have completed its due diligence review of the Corporation, and the results of such review shall have been satisfactory to the Buyer.

        SECTION 8.7. No Material Adverse Change. From the date of this Agreement through the Closing Date: (i) there shall have been no material adverse change in the assets, liabilities, or financial condition of the business of the Corporation from that reflected in the Balance Sheet outside the Ordinary Course of Business; and (ii) none of the business, financial condition, operations, property, business prospects or affairs of the Corporation shall have been materially adversely affected by any occurrence or development, individually or in the aggregate, whether or not insured against.

        SECTION 8.8. The Indemnification Agreement. The Buyers shall have received a counterpart executed copy of the "Indemnification Agreement" from each of the Stockholders in substantially the form of Exhibit "D" attached hereto.

        SECTION 8.9. The Escrow Agreement. The Buyers shall have received a counterpart executed copy of the "Escrow Agreement" from each of the stockholders in substantially the form of Exhibit "E" attached hereto.

        SECTION 8.10. The Employment Agreement. The Buyer shall have received a counterpart executed copy of an employment agreement from Allan Lebow for employment with the Corporation dated as of the Closing Date satisfactory to the Buyer (the "Employment Agreement").

        SECTION 8.11. The Noncompetition Agreements. The Buyers shall have received a counterpart executed copy of the "Noncompetition Agreement" in the form of Exhibit "F" attached hereto from each of the Stockholders.

        SECTION 8.12. The Purchase Price Certificate. The Buyer shall have received a counterpart executed Purchase Price Certificate from each of the Stockholders.


            ARTICLE IX.  CONDITIONS TO THE STOCKHOLDERS' OBLIGATIONS

        The obligation of the Stockholders to consummate the other transactions contemplated hereby is subject to the satisfaction, on or before the Closing Date, of the following conditions, each of which may be waived by the Stockholders in writing in their sole discretion:

        SECTION 9.1. Representations and Warranties True; Satisfaction of Covenants. All of the representations and warranties made by Buyer in Article V of this Agreement shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except to the extent such representations and warranties are expressly made as of an earlier specified date. The Buyer shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date. An executive officer of Buyer shall deliver a certificate to the Corporation to the effect that each of the above conditions are satisfied in all respects.

        SECTION 9.2. Closing Documents. The Buyer shall have delivered all of the Exhibits, Schedules, resolutions, certificates, documents and instruments required by this Agreement.

        SECTION 9.3. No Obstructive Proceeding. No suit, action or other proceeding shall have been instituted by any Governmental Authority or third party to restrain, enjoin or otherwise prevent or question the legality of the consummation of the transactions contemplated by this Agreement.

        SECTION 9.4. The Earnout Agreement. The Stockholders shall have received a counterpart executed copy of the Earnout Agreement from the Buyer.

        SECTION 9.5. The Employment Agreement. The Buyer shall have caused the Corporation to execute and deliver the Employment Agreement to the employee that is a party to such agreement.

        SECTION 9.6. Opinion of Counsel to the Buyer. The Stockholders shall have received an opinion of counsel to the Buyer, dated as of the Closing Date, in form and substance of Exhibit "G" reasonably satisfactory to the counsel for the Stockholders.


              ARTICLE X.  SURVIVAL OF REPRESENTATIONS, WARRANTIES
                            AND COVENANTS; REMEDIES

        SECTION 10.1. Survival of Representations, Warranties and Covenants. All of the representations and warranties of the parties contained in this Agreement shall survive for two (2) years following the Closing Date; except, that, the survivability periods as to the representations and warranties in Sections 4.17, 4.25 and 4.29, respectively, shall survive for the full period of the statute of limitations applicable to the matters described in such sections. Certain covenants of the parties in this Agreement are post-closing covenants and shall survive the Closing Date for the time periods so indicated in each such section.

        SECTION 10.2. Remedies. In the event that a Party (the "Breaching Party") breaches or in the event any third party alleges facts that, if true, would mean that the Breaching Party has breached any provision of this Agreement, then the other Party may exercise all of its remedies under this Agreement. The Breaching Party shall be liable to the other party for any Adverse Consequences the other party suffers resulting from, arising out of, relating to, or caused by any such breach or alleged breach.


                            ARTICLE XI. TERMINATION

        SECTION 11.1. Termination of Agreement. The parties may terminate this Agreement as provided below:

               (a) The Buyer and the Stockholders may terminate this Agreement by mutual written consent at any time prior to the Closing;

               (b) The Buyer may terminate this Agreement at any time prior to the Closing; (i) in the event the Stockholders have breached any representation, warranty, or covenant contained in this Agreement in any material respect; (ii) in the event that Buyer is not satisfied with its business, legal, accounting, environmental, labor, employee matters, operational or financial due diligence; (iii) if there is discovered or should there occur any event or condition which could reasonably be expected to have a material adverse effect on the Corporation; or (iv) if the Closing shall not have occurred on or before October 31, 1997;

               (c) The Stockholders may terminate this Agreement any time prior to the Closing; (i) in the event the Buyer has breached any representation, warranty or covenant contained in this Agreement in any material respect; (ii) if there is discovered or should there occur any event or condition which could reasonably be expected to have a material adverse effect on the Buyer but such event shall not include any effects or changes on the price of the Buyer's common stock; or
        (iii) if the Closing shall not have occurred on or before October 31, 1997;

               (d) The Buyer may terminate this Agreement if a Governmental Authority adopts, enters, enacts or issues a final and nonappealable order, or adopts, enacts, enforces, or holds applicable to the Agreement a law, or a suit, action, or proceeding is threatened (in writing) or pending before a governmental authority, that directly or indirectly: (i) declares this Agreement to be illegal; (ii) permanently enjoins, restrains or otherwise prohibits the acquisition of the Shares by Buyer pursuant to this Agreement or the transactions contemplated hereby; or (iii) compels Buyer (or any of their Affiliates) to segregate or dispose of all or a material portion of the Corporation's assets; or

               (e) The Stockholders may terminate this Agreement if a Governmental Authority adopts, enters, enacts or issues a final and nonappealable order, or adopts, enacts, enforces or holds applicable to this Agreement a law or a suit, action or proceeding is threatened (in writing) or pending before a Governmental Authority that directly or indirectly: (i) declares the Agreement to be illegal; or (ii) permanently enjoins, restrains, or otherwise prohibits this Agreement or the transactions contemplated hereby.

Termination of this Agreement by any Party pursuant to clauses (b) or (c) above will be valid only if a notice of termination, signed by or on behalf of the Party electing the termination, is given to the other Party to this Agreement. Termination of this Agreement in accordance with clause (a) above will be effective as of the date specified in the Parties' written agreement of termination. Termination of this Agreement in accordance with clauses (d) or
(e) above will be effective on the effective date of the law or order that makes the Agreement illegal or permanently enjoins, restrains, or prohibits consummation of the Agreement, or ownership of the Shares.

        SECTION 11.2. Effect of Termination. If this Agreement is terminated in accordance with the provisions of Section 11.1, a Party will not have any further right, Liability or obligation with respect to the other Party (except for any Liability of a Party then in breach).

        SECTION 11.3. Other Termination Matters. The confidentiality provisions contained in Section 7.1(d) of this Agreement shall survive termination pursuant to Section 11.1 above for a period of one (1) year following any such termination date.

                          ARTICLE XII.  MISCELLANEOUS

        SECTION 12.1. Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either: (i) delivered by hand;
(ii) sent by recognized overnight courier; (iii) made by telecopy or facsimile transmission; or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

        If to the Buyer:

               StaffMark, Inc.
               302 East Millsap Road
               Fayetteville, Arkansas  72703
               Attn:  Terry C. Bellora, Chief Financial Officer
               Phone:    (501) 973-6000
               Fax No.:  (501) 973-6019

        With a copy to:

               Gordon Y. Allison, Esq.
               302 East Millsap Road
               Fayetteville, Arkansas 72703
               Attn:  Gordon Y. Allison
                      Executive Vice President - General Counsel
               Phone:    (501) 973-6057
               Fax No.:  (501) 973-6019

        If to the Stockholders:

               The Estate of Russell H. Stanley
               Janet J. Stanley, Executrix
               345 Miller Circle
               Indian Springs Village, AL 35124

               Allan Lebow
               420 Crescent Circle
               Birmingham, AL 35242

        With a copy to:

               William Hasty, Esq.
               Vincent, Hasty, Sullivan, Elliott, and Tidmore, P.C. 2090 Columbiana Road, Suite 4400
               Birmingham, AL 35216
               Phone: (205) 979-4490
               Fax:    (205) 979-1151

All notices, requests, consents and other communications hereunder shall be deemed to have been given: (i) if by hand, at the time of the delivery thereof to the receiving Party at the address of such Party set forth above; (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service; (iii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise; or (iv) if sent by registered or certified mail, on the fifth business day following the day such mailing is sent. The address of any party herein may be changed at any time by written notice to the other Party given in accordance with this Section 12.1.

        SECTION 12.2. Entire Agreement. This Agreement and the Documents embody the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersede all prior oral or written agreements and understandings relating to the subject matter hereof.

        SECTION 12.3. Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all Parties hereto.

        SECTION 12.4. Assignment/Binding Effect. Neither this Agreement, nor any right or obligation hereunder, may be assigned by any of the Parties hereto without the prior written consent of the other Parties. This Agreement shall be binding upon, and inure to the benefit of, the heirs, representatives, successors and permitted assigns of the Parties.

        SECTION 12.5. Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall be construed to create any rights or obligations except among the Parties hereto, and no Person shall be regarded as a third-party beneficiary of this Agreement.

        SECTION 12.6. Governing Law. This Agreement and the rights and obligations of the Parties hereunder shall be construed in accordance with and governed by the internal laws of the State of Delaware.

        SECTION 12.7. Severability. In the event that any Governmental Authority shall finally determine that any provision, or any portion thereof, contained in this Agreement shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such tribunal determines it enforceable, and as so limited shall remain in full force and effect. In the event that such Governmental Authority shall determine any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

        SECTION 12.8. Interpretation. The Parties hereto acknowledge and agree that: (i) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (ii) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in favor of or against any party, regardless of which Party was generally responsible for the preparation of this Agreement.

        SECTION 12.9. Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect, or be considered in construing or interpreting the meaning or construction of any of the terms or provisions hereof.

        SECTION 12.10. Expenses. The Buyer shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such Party) incurred in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated. The Stockholders shall be responsible for and bear all of their own fees and expenses, as well as the fees and expenses of the Corporation (including the fees and expenses of any attorneys, accountants, appraisers, or others engaged by such Party) incurred in connection with this Agreement and the transactions contemplated hereby, if this Agreement and the transactions hereby contemplated are not consummated. If this Agreement and the transactions contemplated hereby are consummated, then the fees and expenses of the Stockholders and the Corporation (including the fees and expenses of any attorneys, accountants, appraisers or others engaged by the Stockholders, the Corporation or the Stockholders on behalf of the Corporation (collectively the "Corporation Transaction Costs") shall reduce the Purchase Price.

        SECTION 12.11. Gender. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or entity or the context may require.

        SECTION 12.12. Publicity. Except by the mutual agreement between the Corporation and the Buyer, no Party shall issue any press release or otherwise make any public statement with respect to the execution of, or the transactions contemplated by, this Agreement except as may be required by law, rule or regulation.

        SECTION 12.13. Counterparts. This Agreement may be executed in one or more counterparts, and by different Parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        SECTION 12.14. Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

        SECTION 12.15. Telecopy Execution and Delivery. A facsimile telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more Parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction thereof.

             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the Buyer has caused the Agreement to be executed by its duly authorized officers as of the day and year first above written and each of the Stockholders have executed this Agreement as of the day and year first above written.

                                       THE BUYER

                                       StaffMark, Inc.



                                       By:     /s/ ROBERT H. JANES III
                                            -----------------------------------

                                       Name:       Robert H. Janes III
                                             ----------------------------------

                                       Title:      Executive Vice President
                                               --------------------------------



                                       THE STOCKHOLDERS:

                                       The Estate of Russell H. Stanley


                                       By:     /s/ JANET J. STANLEY
                                           ------------------------------------
                                               Janet J. Stanley, Executrix



                                               /s/ ALLAN J. LEBOW
                                       ----------------------------------------
                                                   Allan J. Lebow